Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 15, 2006, except for Note P which is dated February 18, 2007, with respect to the consolidated balance sheet of Tribeworks, Inc. and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, cash flows, and stockholders’ deficit for the year then ended, which are included in the Form 10-KSB/A (Amendment No. 2) for the year ended December 31, 2005.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington
April 4, 2007